                                                                           Exhibit 12


                                  SOUTH JERSEY INDUSTRIES
                             Calculation of Ratio of Earnings to
                          Fixed Charges (Before Federal Income Taxes)
                                       (In Thousands)


                                  Fiscal Year Ended December 31,
                             1995         1994         1993         1992         1991
                           ---------    ---------    ---------    ---------    ---------
Net Income *              $  17,643    $  12,379    $  14,971    $  15,127    $  11,702

Federal Income Taxes, Net     9,374        5,584        7,055        7,092        5,449

Fixed Charges  **            21,214       16,211       15,775       16,043       15,513
                          ----------   ----------   ----------   ----------   ----------

Total Available           $  48,231    $  34,174    $  37,801    $  38,262    $  32,664
                          ==========   ==========   ==========   ==========   ==========



Total Available              2.27x        2.11x        2.40x        2.38x        2.11x
-----------------
Fixed Charges



*  Net Income before Cumulative Effect of a Change in Accounting Principle.

** Includes interest and preferred stock dividend requirements of a subsidiary